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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  FORM 12b-25

                                           Commission File Number  33-8072

                          NOTIFICATION OF LATE FILING

   (Check One):  [X] Form 10-K   [ ] Form 11-K  [ ] Form 20-F  [ ] Form 10-Q

[ ] Form N-SAR

    For Period Ended:  December 31, 1998
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[ ] Transition Report on Form 10-K       [ ] Transition Report on Form 10-Q

[ ] Transition Report on Form 20-F       [ ] Transition Report on Form N-SAR

[ ] Transition Report on Form 11-K

    For the Transition Period Ended:
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     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION


Full Name of Registrant  Senetek PLC
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

  23 Palace Street
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City, State and Zip Code  London, SW1E 5HW United Kingdom
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                                    PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate)

        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]     (b)    The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date, or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                   NARRATIVE

     State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Registrant is unable to file its Form 10-K for the fiscal year ended December 31, 1998 within the prescribed time period. On February 23, 1999, the Registrant engaged a new auditing firm, BDO Stoy Hayward and thus, Registrant will require additional time to complete the preparation of its financial statements for the fiscal year.
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                                    PART IV
                               OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

      Frank J. Massino                      (707)             226-3900
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            (Name)                         (Area Code)      (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                 [X] Yes [ ] No


     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

                                                                 [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                  Senetek PLC
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date    March 30, 1999                  By /s/ Frank J. Massino
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                                         Frank J. Massino
                                         President and Chief Executive Officer